UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 21, 2009

LaBRANCHE & CO INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15251	13-4064735
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Whitehall Street, New York, New York	10004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 425-1144

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On July 21, 2009, LaBranche & Co Inc. (the “Company”) issued a press release announcing its results for the second quarter and first six months of 2009. A copy of this press release is furnished herewith as Exhibit 99.1.

The information in this Current Report, including the news release attached hereto, is being furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to liabilities of that Section.

Item 8.01.	Other Events.

On July 21, 2009, the Company announced that its Board of Directors has increased the $40.0 million share repurchase program previously announced by the Company on April 22, 2008 by $25.0 million, making the total authorization under the share repurchase program $65.0 million. Following this increase and repurchases made to date under the repurchase plan, approximately $29.5 million in shares of common stock may be repurchased under the repurchase plan. The repurchase program may be implemented from time to time in the open market, in privately negotiated transactions or otherwise, in compliance with applicable state and federal securities laws. The timing and amounts of any purchases will be based on market conditions and other factors, including price, regulatory requirements, debt covenant compliance and capital availability. The share repurchase program may be suspended, modified or discontinued at any time.

A copy of the Company’s press release announcing the stock repurchase program is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Current Report, including the news release attached hereto, is being furnished pursuant to Item 8.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to liabilities of that Section.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release issued by LaBranche & Co Inc. dated July 21, 2009.

All other Items of this report are inapplicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LaBRANCHE & CO INC.

Date: July 21, 2009	By:	/s/ Jeffrey A. McCutcheon
	Name:	Jeffrey A. McCutcheon
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press release issued by LaBranche & Co Inc. dated July 21, 2009.

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